Exhibit 99. 1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraft.com	ir@kraft.com

KRAFT FOODS RECEIVES REQUISITE CONSENTS FOR AMENDMENTS TO INDENTURE

OF

CADBURY SCHWEPPES US FINANCE LLC

NORTHFIELD, Ill. – October 1, 2010 – Kraft Foods Inc. (NYSE: KFT) announced that it has received the requisite consents in connection with its consent solicitation of holders of the 5.125% Guaranteed Senior Notes due 2013 (the “Notes”) of Cadbury Schweppes US Finance LLC, a wholly owned subsidiary of Kraft Foods, to certain proposed amendments to the indenture governing the Notes.

Global Bondholder Services Corporation, the information agent for the consent solicitation, has advised that as of the expiration of the consent solicitation at 5:00 p.m., New York City time, on October 1, 2010, Kraft Foods received consents in respect of more than a majority in aggregate principal amount of Notes outstanding as of the record date, 5:00 p.m., New York City time, on September 17, 2010. The closing of the transactions contemplated by the consent solicitation, including issuance of a Kraft Foods guarantee of the payment of the Notes (the “Kraft Foods Guarantee”), and payment of the consent fee, is expected to occur on October 6, 2010.

This press release is neither an offer to sell nor a solicitation of an offer to buy any Kraft Foods Guarantee nor shall there be any sale of such Kraft Foods Guarantee in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of such state or jurisdiction. The Kraft Foods Guarantee has not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and neither the Kraft Foods Guarantee nor the Notes may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT KRAFT FOODS

Kraft Foods is building a global snacks powerhouse and an unrivaled portfolio of brands people love. With annual revenues of approximately $48 billion, the company is the world’s second largest food company, making delicious products for billions of consumers in approximately 170 countries. The portfolio includes 11 iconic brands with revenues exceeding $1 billion - Oreo, Nabisco and LU biscuits; Milka and Cadbury chocolates; Trident gum; Jacobs and Maxwell House coffees; Philadelphia cream cheeses; Kraft cheeses, dinners and dressings; and Oscar Mayer meats. Approximately 70 brands generate annual revenues of more than $100 million. Kraft Foods (www.kraftfoodscompany.com; NYSE: KFT) is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements including those regarding the timing of the solicitation. The word “expect” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors could cause our actual results to differ materially from those in the forward-looking statements. For additional information on factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-4, as amended, filed in connection with the Cadbury offer, our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

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